Exhibit 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 9, 2021 and May 26, 2022 relating to the financial statements and financial highlights of The SPAC and New Issue ETF, The De-SPAC ETF, The Short De-SPAC ETF and FOMO ETF, each a series of Collaborative Investment Series Trust, for the periods ended September 30, 2021 and March 31, 2022, and to the references to our firm under the heading “Independent Registered Public Accounting Firm,” “Appendix A – Form of Agreement and Plan of Reorganization” and “Fund Service Providers” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

June 15, 2022